Exhibit 4.2

Description of Securities of Medical Properties Trust, Inc.

Registered under Section 12 of the Securities Exchange Act of 1934, as Amended

The following is a summary of the material terms of the shares of common stock, par value $0.001 per share (“Common Stock”), of Medical Properties Trust, Inc., a Maryland corporation (the “Company”), as well as certain relevant provisions of the second articles of amendment and restatement of the Company, as further amended (the “Charter”) and the second amended and restated bylaws of the Company, as further amended (the “Bylaws”), the Maryland General Corporation Law (the “MGCL”) and the Maryland REIT Law. A more complete description is available by referring to the full text of the Charter, the Bylaws and the MGCL.

Dividend, Voting and Other Rights of Holders of Common Stock

Subject to the preferential rights of any other class or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock discussed below under the caption “—Restrictions on Ownership and Transfer”, holders of shares of Common Stock are entitled to receive dividends if, when and as authorized by the board of directors of the Company (the “Board of Directors”) out of funds legally available to pay dividends, and declared by the Company, and to share ratably in the assets of the Company legally available for distribution to the stockholders of the Company in the event of the Company’s liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of the Charter regarding restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares of Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors of the Company. In uncontested elections, directors are elected by the affirmative vote of a majority of all votes cast “for” and “against” each director nominee. In contested elections, directors are elected by a plurality of the votes cast. See “Certain Provisions of Maryland Law and the Charter and Bylaws—The Board of Directors”.

Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding restrictions on transfer of stock, shares of Common Stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business unless approved by the corporation’s board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The Charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in the Company’s situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Listing

The Common Stock is listed on the New York Stock Exchange under the symbol “MPW”.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, LLC.

Power to Increase Authorized Stock and Issue Additional Shares of Capital Stock

The Company believes that the power of the Board of Directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of Common Stock or preferred stock of the Company, par value $0.001 per share (“Preferred Stock”), and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as Common Stock, will be available for issuance without further action by the Company’s stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which the Company’s securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% of the value of the outstanding shares of Common Stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by the Company). In addition, if the Company, or one or more owners (actually or constructively) of 10% or more of the Company’s stock, actually or constructively owns 10% or more of a tenant of the Company’s (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. The Company’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by the Company).

The Charter contains restrictions on the ownership and transfer of the Company’s capital stock that are intended to assist the Company in complying with these requirements and continuing to qualify as a REIT. The relevant sections of the Charter provide that, effective upon completion of the Company’s initial public offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (1) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of Common Stock or (2) 9.8% of the number or value, whichever is more restrictive, of the issued and outstanding Preferred Stock or other shares of any class or series of the Company’s stock. This restriction is referred to as the “ownership limit”. The ownership limit in the Charter is more restrictive than the restrictions on ownership of the Common Stock imposed by the Code.

The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of outstanding Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Common Stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of outstanding Common Stock and thereby subject the holder of such Common Stock to the ownership limit.

The Board of Directors may, in its sole discretion, prospectively or retroactively waive the ownership limit with respect to one or more stockholders if it determines that such ownership in excess of the ownership limit would not result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise jeopardize the Company’s status as a REIT (for example, by causing any tenant of the Company to be considered a “related party tenant” for purposes of the REIT qualification rules).

As a condition of the Company’s waiver, the Board of Directors may require an opinion of counsel or a ruling from the Internal Revenue Service satisfactory to the Board of Directors and representations or undertakings from the applicant with respect to preserving the REIT status of the Company.

In connection with the waiver of the ownership limit or at any other time, the Board of Directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in the Company’s capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of the Company’s capital stock equals or falls below the decreased ownership limit, but any further acquisition of the Company’s capital stock in excess of such percentage ownership of the Company’s capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of the Company’s outstanding capital stock.

The Charter generally prohibits:

•	any person from actually or constructively owning shares of the Company’s capital stock that would result in the Company being “closely held” under Section 856(h) of the Code; and
•

any person from transferring shares of the Company’s capital stock if such transfer would result in shares of the Company’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Common Stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company’s status as a REIT. The foregoing provisions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the Company’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to the Charter, if any purported transfer of the Company’s capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in the Charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner, or the purported owner, as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the Company. The trustee of the trust will be designated by the Company and must be unaffiliated with the Company and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to the Company’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by the Company with respect to such “excess” shares prior to the sale by the trustee of such shares will be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then the Charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported owner prior to the Company’s discovery that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if the Company has already taken irreversible action, then the trustee will not have the authority to rescind and recast such vote.

Shares of the Company’s capital stock transferred to the trustee are deemed offered for sale to the Company, or the

Company’s designee, at a price per share equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of the Company’s capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of the Company’s capital stock to the trust) and (2) the market price on the date the Company, or the Company’s designee, accepts such offer. The Company has the right to accept such offer until the trustee has sold the shares of the Company’s capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

If the Company does not buy the shares, the trustee must, within 20 days of receiving notice from the Company of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (1) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of capital stock to the trust) and (2) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of the Company’s outstanding capital stock must give written notice to the Company within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of the Company’s stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of the Company’s capital stock will bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of the outstanding shares of Common Stock or which such holders might believe to be otherwise in their best interest.

Certain Provisions of Maryland Law and of the Charter and Bylaws

The Board of Directors

The Charter and Bylaws provide that the number of directors of the Company is to be established by the Board of Directors but may not be fewer than one nor, under the MGCL, more than 15. Currently, the Board of Directors is comprised of eight directors. Any vacancy, other than one resulting from an increase in the number of directors, may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, though less than a quorum. Any vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors. A director elected to fill a vacancy is elected to serve until the next election of directors and until his or her successor is elected and qualifies.

Pursuant to the Charter, each member of the Board of Directors is elected until the next annual meeting of stockholders and until his or her successor is elected and qualifies. Holders of shares of Common Stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, all of the members of the Board of Directors will stand for election and the directors will be elected by a majority of votes cast in uncontested elections and by a plurality of votes cast in contested elections. Directors may be removed with or without cause by the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors.

Business Combinations

Maryland law prohibits “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and reclassifications. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s voting stock; or
•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and
•

two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

As permitted by Maryland law, the Charter includes a provision excluding the Company from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between the Company and any interested stockholder of the Company unless the Company later amends the Charter, with stockholder approval, to modify or eliminate this exclusion provision. The Company believes that the ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute. There can be no assurance, however, that the Company will not opt into the business combination provisions of the MGCL at a future date, subject to stockholder approval as required under the MGCL and the Charter.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares, except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are the Company’s employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel a corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, then all other stockholders are entitled to demand and receive fair value for their stock, or provided for in the “dissenters” rights provisions of the MGCL may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company’s stock. There can be no assurance that the Company will not opt into the control share acquisition provisions of the MGCL in the future, subject to stockholder approval as required under the MGCL and the Charter.

Maryland Unsolicited Takeover Act

The Maryland Unsolicited Takeover Act (“MUTA”) also permits Maryland corporations that are subject to the Exchange Act and have at least three outside directors to elect, by resolution of the board of directors or by provision in its charter or bylaws and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following corporate governance provisions:

•	the board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation;
•	a special meeting of the stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;
•	the board of directors may reserve for itself the right to fix the number of directors and to fill vacancies created by the death, removal or resignation of a director;
•	a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and
•

provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum for the remainder of the full term of the class of directors in which the vacancy occurred.

A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. If implemented, these provisions could discourage offers to acquire a company’s stock and could increase the difficulty of completing an offer. The Company has opted out of MUTA in its charter and may not opt back in without stockholder approval.

Amendment to the Charter

Pursuant to the MGCL, the Charter may be amended only if declared advisable by the Board of Directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter, except that the Board of Directors is able, without stockholder approval, to amend the Charter to change the Company’s corporate name or the name or designation or par value of any class or series of stock.

Dissolution of the Company

A voluntary dissolution of the Company must be declared advisable by a majority of the entire Board of Directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The Bylaws provide that with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

•	pursuant to the Company’s notice of the meeting;
•	by, or at the direction of, a majority of the Board of Directors; or
•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws.

With respect to special meetings of stockholders, only the business specified in the Company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law.

Nominations of persons for election to the Board of Directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, the Board of Directors; or
•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Generally, under the Bylaws, a stockholder seeking to nominate a director or bring other business before the Company’s annual meeting of stockholders must deliver a notice to the Company’s secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for the Board of Directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares of Common Stock held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Indemnification and Limitation of Directors and Officers Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter limits the personal liability of the Company’s directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and the Charter and Bylaws provide that a director or officer will be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of the Company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in connection with any proceeding to which they may be made a party by reason of their service on those or other capacities, unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any claim to which he or she is made a party by reason of his or her service in that capacity.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The Charter authorizes the Company to obligate itself to indemnify, and the Bylaws obligate the Company, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or
•

any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company’s in any of the capacities described above.

The Company’s stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and the Company’s stockholders against the indemnified individuals.

This provision for indemnification of the Company’s directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the Company or to the Company’s stockholders, although these equitable remedies may not be effective in some circumstances.

In addition to any indemnification to which the Company’s directors and officers are entitled pursuant to the Charter and Bylaws and the MGCL, the Charter and Bylaws provide that, with the approval of the Board of Directors, the Company may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving the Company or, at the Company’s request, any other entity. The Company has entered into indemnification agreements with each of the Company’s directors and executive officers, and the Company maintains a directors and officers liability insurance policy. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and Bylaws, it provides greater assurance to the directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by stockholders to eliminate the rights it provides.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), the Company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.